EXHIBIT 10.12

WW INTERNATIONAL, INC.

TERM SHEET FOR

CASH AWARD (EMPLOYEE)

FOR GOOD AND VALUABLE CONSIDERATION, WW International, Inc., a Virginia corporation (the “Company”), hereby grants to the Participant identified below (the “Participant”) a Cash Award as specified below (“Cash Award”), representing a contractual right to receive an amount in cash subject to achievement of applicable conditions as set forth below (the “Award”). The Award is intended to constitute a Cash Award pursuant to the Company’s 2025 Stock Incentive Plan, as in effect from time to time (the “Plan”) and the terms, conditions, and restrictions set forth in this Term Sheet, the Plan, and the Terms and Conditions for Cash Award (Employee) promulgated under such Plan and as attached hereto (the “Terms and Conditions”). This Term Sheet and the Terms and Conditions, together, constitute an “Award agreement” pursuant to the Plan. Capitalized terms not otherwise defined herein shall have the same meanings ascribed to them in the Terms and Conditions or the Plan, as applicable.

Key Terms and Conditions
Name of Participant:
Grant Date:
Target Cash Award:
Performance Conditions

The “Performance Period” shall be the period commencing [ ], and continuing through the first to occur of [ ], or the occurrence of a Change in Control.

The Target Cash Award will be divided into [ ] substantially equal tranches: the “Interim Tranche” and the “Final Tranche” (each, a “Tranche” and together the “Tranches”).

The portion of the Interim Tranche that becomes eligible to become vested hereunder (if any) will be determined and certified by the Committee as soon as commercially practicable following [ ], and as of each [ ] anniversary thereafter, through the final day of the Performance Period (for the avoidance of doubt, if the Performance Period concludes upon a Change in Control, such final day of the Performance Period for purposes of this determination shall be the date of such Change in Control (each such determination period, an ”Interim Period”), and will be the sum of, (x) with respect to each Interim Period, the product of (a) the target value of the Interim Tranche and (b) the quotient of (i) the product of the Share Price multiplied by the Share Price less [ ], over (ii) [ ], less (y) any portion of the Interim Tranche that has become eligible to become vested by applying such formula with respect to a prior Interim Period. Once a portion of the Interim Tranche becomes eligible to become vested, such portion of the Interim Tranche will remain eligible to become vested throughout the Performance Period.

The portion of the Final Tranche that becomes eligible to become vested hereunder will be determined and certified by the Committee as soon as commercially practicable following the conclusion of the Performance Period, as the product of (a) the target value of the Final Tranche and (b) the quotient of (i) the product of the Share Price multiplied by the Share Price less [ ], over (ii) [ ].

Subject to the Participant’s continuous Employment with the Company through the last day of the Performance Period (except as otherwise set forth in the Terms and Conditions), upon the last day of the Performance Period, any portion of the Tranches that has become eligible to be vested hereunder as of such last day of the Performance Period will, immediately and without further action by the Participant or the Company, become fully vested and will be paid to the Participant in cash as set forth in the Terms and Conditions.

Any portion of the Tranches that has not become eligible to be vested hereunder as of the last day of the Performance Period will, immediately and without further action by the Participant or the Company be forfeited for no consideration.

For purposes of the foregoing, “Share Price” means, (a) with respect to the Interim Tranche, the highest [ ] trading-day volume-weighted average stock price of a Share (“[ ]-Day VWAP”) of a Share during the applicable Interim Period, as reported as of the close of trading on any trading day within the applicable Interim Period; provided that such measurement periods will overlap (i.e., a new [ ] trading-day measurement period begins on every trading day during the applicable Interim Period); and (b) with respect to the Final Tranche, the [ ]-Day VWAP, as reported as of the close of trading on the final day of the Performance Period (or if such final day of the Performance Period is not a trading day, the close of the immediately preceding trading day). Notwithstanding anything in the foregoing to the contrary, if the last day of the Performance Period and/or, if applicable, the last day of the Interim Period is the date of a Change in Control, the Share Price will be the price per Share offered in conjunction with a Change in Control or distributed in respect of a Share upon a Change in Control, in each case as determined in good faith by the Board as constituted immediately prior to the Change in Control.

For purposes of clarity, the application of the formula used for calculating the portion of each Tranche that becomes eligible to become vested hereunder is set forth on Annex A.

By electronically acknowledging and accepting this Term Sheet and the Terms and Conditions within sixty (60) days after the date of the electronic mail notification to the Participant of the grant of this Award (the “Electronic Notification Date”), the Participant acknowledges that the Participant has received and read, and agrees that the Cash Award granted herein is awarded pursuant to the Plan, is subject to and qualified in its entirety by this Term Sheet, the Plan, and the Terms and Conditions, and shall be subject to the terms and conditions of this Term Sheet, the Plan and the Terms and Conditions. If the Participant does not sign and return (or electronically accept, as applicable) this Term Sheet within sixty (60) days of the Electronic Notification Date, this Award shall be forfeited and shall be of no further force and effect.

WW INTERNATIONAL, INC.

By:
Name:	Participant Name:
Title:

WW INTERNATIONAL, INC.

TERMS AND CONDITIONS FOR

CASH AWARD (EMPLOYEE)

WW International, Inc., a Virginia corporation (the “Company”), grants to the Participant who is identified on the Term Sheet for Cash Award (Employee) provided to the Participant herewith (the “Term Sheet”) the Cash Award specified in the Term Sheet, upon the terms and subject to the conditions set forth in (i) the Term Sheet, (ii) the Company’s 2025 Stock Incentive Plan, as in effect from time to time (the “Plan”), and (iii) these Terms and Conditions for Cash Award (Employee) promulgated under such Plan (these “Terms and Conditions”), each hereby incorporated herein by this reference and each as amended from time to time.

ARTICLE I

DEFINITIONS

Capitalized terms not otherwise defined herein shall have the same meanings ascribed to them in the Term Sheet or the Plan.

Section 1.1 - Cause

“Cause” shall mean “Cause” as defined in the Participant’s employment or services agreement with the Company as in effect at the relevant time, or if no such agreement is in effect (or if “Cause” or a term of similar import is not defined in such agreement) (i) the Participant's neglect in the performance of the Participant’s duties with respect to the Company or its Affiliates, or willful or repeated failure or refusal to perform such duties (other than any such failure resulting from incapacity due to physical or mental illness resulting in a Disability); (ii) engaging in conduct in connection with the Participant’s employment with the Company, which results or could reasonably be expected to result in, material harm to the business or reputation of the Company or its Affiliates; (iii) indictment, conviction of, or plea of guilty or no context to, (a) any felony or (b) any other crime that results, or could reasonably be expected to result, in material harm to the business or reputation of the Company or any of its Affiliates; (iv) material violation of the written policies of the Company or any of its Affiliates or those set forth in the manuals or statements of policy of the Company or any of its Affiliates, including but not limited to those relating to sexual harassment, or the disclosure or misuse of confidential information; (v) fraud or misappropriation, embezzlement, or misuse of funds or property belonging to the Company or any of its Affiliates; or (vii) breach of any restrictive covenants applicable to the Participant as a result of any agreement with the Company or any of its Affiliates.

Section 1.2 ‑ Disability

“Disability” shall mean “Disability” as defined in the Participant’s employment or services agreement with the Company as in effect at the relevant time, or if no such agreement is in effect (or if “Disability” or a term of similar import is not defined in such agreement), “permanent and total disability” within the meaning of Section 22(e)(3) of the Code (without regard to the last sentence thereof).

Section 1.3 - Restrictive Covenant Agreement

“Restrictive Covenant Agreement” shall mean the restrictive covenant agreement entered into between the Participant and the Company or the applicable member of the Company Group, as in effect from time to time.

ARTICLE II

GRANT OF CASH AWARD

Section 2.1 ‑ Grant of Cash Award

On and as of the grant date set forth in the Term Sheet (the “Grant Date”), the Company irrevocably grants to the Participant the Cash Award specified on the Term Sheet, upon the terms and conditions set forth in the Term Sheet and these Terms and Conditions. The Cash Award shall vest in accordance with Article III hereof.

Section 2.2 ‑ Consideration to the Company

In consideration of the granting of the Award by the Company, the Participant agrees to render faithful and efficient services to the Company or its Affiliates with such duties and responsibilities as the Company or its Affiliates shall from time to time prescribe. Nothing in the Term Sheet, in these Terms and Conditions or in the Plan shall confer upon the Participant any right to continue in the Employment of the Company or its Affiliates, or shall interfere with or restrict in any way the rights of the Company or its Affiliates, which are hereby expressly reserved, to terminate the Employment of the Participant at any time for any reason whatsoever, with or without Cause. Participant hereby acknowledges and agrees that neither the Company nor its Affiliates nor any other Person has made any representations or promises whatsoever to the Participant concerning the Participant’s Employment or continued Employment by the Company or its Affiliates.

ARTICLE III

VESTING

Section 3.1 ‑ Vesting

The Cash Award may become eligible to vest and may vest as specified on, and to the extent provided by, the Term Sheet. Except as expressly provided in this Section 3.1, (a) the portion of the Cash Award that becomes eligible to become vested shall vest on the final day of the Performance Period, so long as the Participant is in continuous Employment with the Company from the Grant Date through the final day of the Performance Period, and (b) upon the termination of Employment of the Participant for any reason or no reason, any portion of the Cash Award held by such Participant that has not become vested shall immediately and without further action by such Participant or the Company be forfeited for no consideration.

Notwithstanding anything in the Plan to the contrary, upon the termination of Employment of the Participant upon or prior to the final day of the Performance Period (x) by the Company without Cause or (y) due to the Participant’s death or Disability (each, a “Qualifying Termination”), a pro-rated portion of each of the Interim Tranche and the Final Tranche of the Cash Award, determined by multiplying the Cash Award in each of the Interim Tranche and the Final Tranche by a fraction, the numerator of which is the number of days elapsed during the Performance Period through the termination of the Participant’s Employment and the denominator of which is the total number of days during the Performance Period, will, (i) if such portion of the Cash Award has not become eligible to become vested as of the termination of the Participant’s Employment, remain outstanding and eligible to become eligible to become vested as specified on, and to the extent provided by, the Term Sheet, without regard to the Participant’s termination of Employment, or (ii) if such portion of the Cash Award has become eligible to become vested as of the termination of the Participant’s Employment, shall immediately and without further action by the Participant or the Company become vested and shall be settled in accordance with Section 4.2.

Section 3.2 ‑ Forfeiture of Cash Award

(a) Any portion of the Cash Award that is outstanding as of the final day of the Performance Period and that fails to become eligible to become vested as of the final day of the Performance Period shall, immediately and without further action by the Participant or the Company be forfeited without consideration therefor.

(b) Upon the termination of Employment of the Participant for any reason other than due to a Qualifying Termination, any portion of the Cash Award that is not then vested shall, immediately and without further action by the Participant or the Company, be forfeited without consideration therefor.

(c) Upon the termination of Employment of the Participant by the Company for Cause, the Cash Award (including any portion of the Cash Award that has become eligible to become vested or that has become vested but has not yet been settled hereunder) shall immediately and without further action by the Participant or the Company be forfeited for no consideration.

ARTICLE IV

SETTLEMENT OF CASH AWARD

Section 4.1 – No Rights as a Stockholder

The Cash Award does not confer on the Participant any rights as a stockholder of the Company and the Participant shall not be, nor have any of the rights or privileges of, a stockholder of the Company (including, but not limited to, any voting rights) by virtue of being granted the Cash Award.

Section 4.2 – Settlement of Cash Award; Limitation on Obligations; Tax Advice.

(a) Settlement of Cash Award; Tax Withholding. Unless otherwise set forth herein, the Participant shall receive, as soon as commercially practicable after the Cash Award or any portion thereof becomes vested in accordance with Section 3.1 (and in no event later than seventy-four (74) days following the date that such portion of the Cash Award becomes vested in accordance with Section 3.1), a payment in a lump sum in cash equal to the value of the portion of the Cash Award that becomes vested, subject to all applicable withholdings and deductions. The date(s) that payment is made in settlement of the Cash Award hereunder, as applicable, the “Settlement Date”.

(d) Limitation on Obligations. The Company’s obligation with respect to the Cash Award granted hereunder is limited solely to the delivery to the Participant of cash in respect of the portion of the Cash Award that becomes vested hereunder as set forth herein. This Award shall not be secured by any specific assets of the Company or any of its Affiliates, nor shall any assets of the Company or any of its Affiliates be designated as attributable or allocated to the satisfaction of the Company’s obligations under the Term Sheet, these Terms and Conditions or the Plan.

(e) Tax Advice. The Participant is hereby advised to seek the Participant’s own tax counsel regarding the taxation of the Cash Award made hereunder.

ARTICLE V

OTHER TERMS AND CONDITIONS

Section 5.1 – Administration; Clawback

(a) The Committee is authorized to interpret the Plan, the Term Sheet and these Terms and Conditions, to establish, amend and rescind any rules and regulations relating to the Plan, the Term Sheet and these Terms and Conditions, and to make any other determinations that it deems necessary or desirable for the administration of the Plan, the Term Sheet and these Terms and Conditions, and may delegate such authority, as it deems appropriate. Any decision of the Committee in the interpretation and administration of the Plan, the Term Sheet and these Terms and Conditions shall lie within its sole and absolute discretion and shall be final, conclusive and binding on all parties concerned (including, but not limited to, the Participant and the Participant’s beneficiaries or successors). No member of the Committee shall be personally liable for any action, determination or interpretation made in good faith with respect to the Plan, the Term Sheet or these Terms and Conditions, or the Cash Award granted hereunder. In its absolute discretion, the Board may at any time and from time to time exercise any and all rights and duties of the Committee under the Plan, the Term Sheet and these Terms and Conditions.

(b) The Participant acknowledges and agrees that the Cash Award granted hereunder, and all amounts paid or payable under the Term Sheet and these Terms and Conditions, are subject to the provisions of the WW International, Inc. Incentive Compensation Clawback Policy (as in effect from time to time) and any successor policy thereto, and any and all other applicable clawback policies or procedures adopted by the Company or any member of the Company Group at any time or from time to time whether as required by applicable law or any applicable securities exchange listing standards, or as otherwise determined by the Board (or a committee thereof), which may in each case provide for forfeiture and/or recoupment of amounts paid or payable hereunder.

Section 5.2 - Binding Effect; Transferability

The provisions of the Term Sheet and these Terms and Conditions shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns. The Cash Award shall not be transferable or assignable by the Participant otherwise than by will or by the laws of descent and distribution. In no event shall the Cash Award be transferable for value.

Section 5.3 – Interpretation; Severability

In the Term Sheet and these Terms and Conditions, (a) all references to “dollars” or “$” are to United States dollars and (b) the word “or” is not exclusive. If any provision of the Term Sheet and these Terms and Conditions shall be declared illegal, void or unenforceable by any court of competent jurisdiction, the other provisions shall not be affected, but shall remain in full force and effect. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of the Term Sheet and these Terms and Conditions. The masculine pronoun shall include the feminine and neuter, and the singular the plural, where the context so indicates. The failure of the Company to enforce at any time any provision hereof shall in no way be construed to be a waiver of that provision or of any other provision hereof.

Section 5.4 ‑ Notices

Any notice to be given under the terms of the Term Sheet and these Terms and Conditions to the Company shall be given in writing and addressed to the Company in care of its Secretary, and any notice to be given to the Participant shall be given in writing and addressed to him or her at the address given on the Term Sheet. By a notice given pursuant to this Section 5.4, either party may hereafter designate a different address for notices to be given to such party. Any notice which is required to be given to the Participant shall, if the Participant is then deceased, be given to the Participant's personal representative if such representative has previously informed the Company of his or her status and address by written notice under this Section 5.4. Any notice to be given under the terms of the Term Sheet and these Terms and Conditions shall be deemed effectively given upon personal delivery, electronic delivery, or upon deposit in the U.S. Post Office or foreign postal service, by registered or certified mail, with postage and fees prepaid, or with a nationally recognized courier designating express or expedited service with evidence of delivery, addressed to the other party at the address, including email address, if any, provided in accordance with this Section 5.4, or at such other address as such party may designate in writing from time to time to the other party.

Section 5.5 ‑ Applicability of Plan

The Cash Award granted hereunder shall be subject to the terms and provisions of the Plan. In the event of any conflict between the Term Sheet and these Terms and Conditions, these Terms and Conditions shall control. In the event of any conflict between the Term Sheet or these Terms and Conditions and the Plan, the terms of the Plan shall control.

Section 5.6 – Restrictive Covenant Agreements

As a condition of this Award, to the extent that the Participant has not done so already, the Participant agrees to execute and deliver the Restrictive Covenant Agreement in form and substance acceptable to the Company, and Participant agrees to be bound by the terms of such agreement and the terms of such Restrictive Covenant Agreement are hereby incorporated by reference as if fully set forth herein.

Section 5.7 ‑ Amendment

The Term Sheet and these Terms and Conditions may be amended only by a writing executed by the Participant and the Company which specifically states that it is amending the Term Sheet or these Terms and Conditions, as applicable.

Section 5.8 ‑ Governing Law; Jurisdiction

The Term Sheet and these Terms and Conditions shall be governed by and construed and interpreted in accordance with the laws of the State of New York, and except as otherwise provided in the applicable Award agreement, any and all disputes between a Participant and the Company Group relating to this Award shall be brought only in a state or federal court of competent jurisdiction sitting in Manhattan, New York. By execution and delivery of Term Sheet and these Terms and Conditions, the Participant and the Company Group irrevocably submit to the jurisdiction of such courts for itself, himself or herself and in respect of its, his or her property with respect to such action. The Participant and the Company Group irrevocably agree that venue would be proper in such court, and hereby irrevocably waive any objection that such court is an improper or inconvenient forum for the resolution of such action.

Section 5.9 – Counterparts; Electronic Delivery

The Term Sheet and these Terms and Conditions may be executed in any number of counterparts, including via facsimile or PDF, each of which shall be deemed to be an original and all of which together shall constitute one and the same instrument. The Company may, in its sole discretion, decide to deliver any documents related to the Award (or future Awards that may be granted under the Plan) and participation in the Plan by electronic means or to request the Participant’s consent to participate in the Plan by electronic means. The Participant hereby consents to receive such documents by electronic delivery and, if requested, to agree to participate in the Plan through an online or electronic system established and maintained by the Company or a third party designated by the Company.

Section 5.10 – Code Section 409A

This Award is intended to be exempt from, or comply with, Section 409A of the Code and to be interpreted in a manner consistent therewith. To the extent necessary to avoid the imposition of tax or penalty under Section 409A of the Code, any payment any member of the Company Group to the Participant (if the Participant is then a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and Treasury Regulation §1.409A-1(i)(1)) of “deferred compensation,” whether pursuant to the Plan or otherwise, arising solely due to a “separation from service” (and not by reason of the lapse of a “substantial risk of forfeiture”), as such terms are used in Section 409A of the Code, shall be delayed (to the extent otherwise payable prior to such date) and paid on the first day following the six-month period beginning on the date of the Participant’s separation from service under Section 409A of the Code (or, if earlier, upon the Participant’s death). Each payment or installment due to the Participant from any member of the Company Group, whether under the Term Sheet or these Terms and Conditions or otherwise, is intended to constitute a “separate payment” for purposes of Section 409A of the Code. In no event shall any member of the Company Group or any of their respective directors, officers, employees, consultants, agents or advisers, have any liability to the Participant or any other Person due to the failure of the Award to satisfy the requirements of Section 409A of the Code. In the event that the Participant and the Company reasonably agree that the payments and benefits provided under the Term Sheet or these Terms and Conditions, or the provisions of this Term Sheet or these Terms and Conditions are not in compliance with Section 409A of the Code, the Participant and the Company shall in good faith attempt to modify the Term Sheet and these Terms and Conditions, as applicable, to comply with Section 409A of the Code while endeavoring to maintain the intended economic benefits thereunder.

Annex A

Performance Conditions – Illustrative Application of Formula